UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 27, 2007

(Date of Earliest Event Reported)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-24218	95-4782077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

(323) 817-4600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 27, 2007, the Compensation Committee of the Board of Directors of Gemstar-TV Guide International, Inc. (the “Company”) approved a new employment agreement with Mr. Richard Battista, the Chief Executive Officer of the Company (the “Employment Agreement”). The Employment Agreement, which became effective on June 27, 2007, replaces an employment agreement between the Company and Mr. Battista dated December 9, 2004.

Among other things, the Employment Agreement provides for:

i.	An extended term of Mr. Battista’s employment with the Company through June 27, 2009.

ii.	An annual base salary in the amount of $1,000,000, subject to annual increase at the discretion of the Company.

iii.

An annual bonus for each fiscal year to be paid on or before the 90th day after the fiscal year then ended to be determined in the sole discretion of the Company with a target amount of 80% of the then current base salary, but in no event less than 40% of the then current base salary for the year then ended or such lesser pro-rated amount if Mr. Battista has worked less than twelve months of the fiscal year then ended.

iv.	The right to participate in all benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to senior executives of the Company including: (a) any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and (b) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans.

v.	A grant of 300,000 restricted shares of Company common stock on June 27, 2007 (the effective date of the agreement), one third of which restricted shares shall vest on June 27, 2008, June 27, 2009 and June 27, 2010 with an acceleration of vesting in the event of a change of control of the Company.

vi.	The cost of one or more policies of disability insurance and life insurance reasonably satisfactory to Mr. Battista and the Company with maximum annual premiums not to exceed $22,000. Mr. Battista will be permitted to continue each such policy at his cost following the end of his term of employment.

vii.	Restrictions on competitive activities by Mr. Battista during the term of his employment and restrictions on Mr. Battista’s solicitation or inducement of employees of the Company to leave the Company during his term of employment or for one year thereafter.

viii.	The following terms in the event of termination for cause (as defined in the Employment Agreement): (a) Mr. Battista receives the then current base salary through the date of termination; (b) all unvested and vested but not exercised stock options immediately terminate and are forfeited or cease to be exercisable; and (c) all restricted shares unvested as of the date of termination are terminated and forfeited. The Company has no further obligations to Mr. Battista.

ix.	The following terms in the event of termination without cause or for good reason (as defined in the Employment Agreement): (a) Mr. Battista receives payment of the then current base salary and guaranteed portion of annual bonus through the end of the term; (b) for the remainder of the option term, Mr. Battista has the right to exercise any vested stock options and any unvested options which would have vested until the end of the term; (c) until the earlier of the end of the term and the date on which Mr. Battista finds other employment, Mr. Battista receives continued participation in the employee benefit plans and programs (excluding the option plan); and (d) the vesting of all unvested restricted shares will accelerate as of the date of termination without cause or for good reason.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated June 27, 2007 between Gemstar –TV Guide International, Inc. and Richard Battista.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen H. Kay
Stephen H. Kay
Executive Vice President, General Counsel and Secretary

Date: June 28, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated June 27, 2007 between Gemstar –TV Guide International, Inc. and Richard Battista.